Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor Relations and Treasurer
(405) 225-4846

SONIC REPORTS 25% INCREASE IN FOURTH QUARTER EARNINGS

OKLAHOMA CITY (October 16, 2012) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for the fourth quarter and fiscal year ended August 31, 2012.

Key highlights of the company’s fourth quarter report included:

•	The company’s net income per diluted share increased 25% to $0.25 compared with net income per diluted share of $0.20 in the fourth quarter of fiscal 2011; and

•	System-wide same-store sales increased 2.3% during the fourth quarter, with an increase of 4.3% at company drive-ins and 2.1% at franchise drive-ins.

“We are pleased to conclude fiscal 2012 with solid same-store sales growth in the fourth quarter, resulting in increased franchising revenue and operating margins which combined with our share repurchase program, drove a 25% increase in earnings per share,” said Cliff Hudson, Chairman and Chief Executive Officer. “In fiscal 2013, we expect to build upon our fiscal 2012 initiatives with a continued focus on new and differentiated products combined with iconic creative and a layered day-part promotional strategy to drive consistent same-store sales growth. This in turn is expected to drive further margin expansion. In addition, with the strength and flexibility of our business model, we are able to generate sufficient free cash flow1 to invest in our business, pay down debt and repurchase shares to enhance shareholder value.

“Over the next two to three years, initiatives such as our new point-of-sale system and the new small building prototype will complement our same-store sales initiatives to increase sales and profits,” added Hudson. “We are confident our multi-layered growth strategy which incorporates same-store sales growth, leverage from higher sales, deployment of cash, increasing royalty revenue and new drive-in development will enable us to achieve double-digit earnings per share growth in the near and long term.”

Financial Overview

For the fourth fiscal quarter ended August 31, 2012, the company’s net income totaled $14.5 million or $0.25 per diluted share compared with net income of $12.3 million or $0.20 per diluted share in the year-earlier quarter.

For fiscal 2012, net income totaled $36.1 million or $0.60 per diluted share compared with net income of $32.6 million or $0.53 per diluted share, on an adjusted basis for the same period in 2011.

[1]	Free cash flow is defined as net income plus depreciation, amortization and stock compensation expense, less capital expenditures.

The following non-GAAP adjustments are intended to supplement the presentation of the company’s financial results in accordance with GAAP. The company believes that the presentation of these items provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

	Fiscal Year Ended		Fiscal Year Ended		Year-Over-Year
	August 31, 2012		August, 31,2011		Percent Change
	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS
Reported – GAAP	$36,085	$0.60	$19,225	$0.31	88%	94%
After-tax net loss from early extinguishment of debt	—	—	14,439	0.24
Tax benefit from favorable tax settlement	—	—	(1,073)	(0.02)

Adjusted – Non-GAAP	$36,085	$0.60	$32,591	$0.53	11%	13%

Same-Store Sales

For the fourth fiscal quarter ended August 31, 2012, system-wide same-store sales increased 2.3%, which was comprised of a 4.3% increase at company drive-ins and a 2.1% increase at franchise drive-ins. For the 12 months ended August 31, 2012, system-wide same-store sales increased 2.2%, which was comprised of a 2.8% increase at company drive-ins and a 2.2% increase at franchise drive-ins.

Development

For fiscal 2012 there were 37 new drive-in openings including 36 new franchise drive-ins. Across the Sonic system, a total of 18 new drive-ins were opened in the fourth quarter of fiscal 2012, of which 17 were opened by franchisees, versus 17 new drive-in openings during the fourth quarter of fiscal 2011, of which 14 were franchise drive-ins.

Fiscal Year 2013 Outlook

The company expects its initiatives to drive sales improvements going forward. However, uncertainty with regard to the macroeconomic environment and its impact on consumer confidence may result in sales volatility. The outlook for fiscal 2013 anticipates the following elements:

•	Positive same-store sales in the low single digit range;

•	Slightly more new franchise drive-in openings than fiscal 2012;

•	Restaurant-level margins to improve between 50 to 100 basis points, depending upon the degree of same-store sales growth at company drive-ins;

•	Selling, general and administrative expenses of $68 million to $69 million;

•	Depreciation and amortization expense of $41 million to $42 million;

•	Net interest expense of approximately $29 million;

•	An income tax rate of between 38% and 38.5%, which may vary depending upon the reinstatement of employment tax credit programs;

•	Capital expenditures of $30 million to $40 million, which assumes the implementation of a new point-of-sale system in company drive-ins during calendar year 2013; and

•	Free cash flow of $45 million to $55 million.

About Sonic

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Oklahoma called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Oklahoma. Sonic has more than 3,500 drive-ins coast to coast, where approximately three million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

Earnings Conference Call

The company will host a conference call and online web simulcast this afternoon beginning at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (888) 600-4883 or (913) 312-1298 for international callers. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 4719115. The replay will be available until Tuesday, October 23, 2012. An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast. A link to this event will be available on the investor section of the company’s website, www.sonicdrivein.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated. In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales. System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand. While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales. This information also is indicative of the financial health of our franchisees.

SONIC CORP.

Unaudited Supplemental Information

(In thousands, except per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	August 31,		August 31,
	2012	2011	2012	2011
Statement of Operations
Revenues:
Company Drive-In sales	$110,406	$113,366	$404,443	$410,820
Franchise Drive-Ins:
Franchise royalties	36,009	35,477	125,989	124,127
Franchise fees	1,173	473	2,024	1,744
Lease revenue	1,970	1,676	6,575	6,023
Other	1,382	192	4,699	3,237

	150,940	151,184	543,730	545,951

Costs and expenses:
Company Drive-Ins:
Food and packaging	30,764	31,957	113,775	115,516
Payroll and other employee benefits	38,168	40,676	144,531	149,417
Other operating expenses, exclusive of depreciation and amortization included below	23,265	24,538	89,164	91,303

	92,197	97,171	347,470	356,236

Selling, general and administrative	16,721	16,165	65,173	64,943
Depreciation and amortization	10,650	10,419	41,914	41,225
Provision for impairment of long-lived assets	388	511	764	824

	119,956	124,266	455,321	463,228

Other operating income (expense), net	(82)	330	531	585

Income from operations	30,902	27,248	88,940	83,308

Interest expense	7,801	8,186	31,608	32,600
Interest income	(153)	(193)	(630)	(706)
Net loss from early extinguishment of debt	—	10	—	23,035

Net interest expense	7,648	8,003	30,978	54,929

Income before income taxes	23,254	19,245	57,962	28,379
Provision for income taxes	8,752	6,959	21,877	9,154

Net income	$14,502	$12,286	$36,085	$19,225

Net income per share:
Basic	$0.25	$0.20	$0.60	$0.31

Diluted	$0.25	$0.20	$0.60	$0.31

Weighted average shares used in calculation:
Basic	58,103	61,954	60,078	61,781

Diluted	58,386	62,155	60,172	61,943

SONIC CORP.

Unaudited Supplemental Information

	Fourth Quarter Ended		Fiscal Year Ended
	August 31,		August 31,
	2012	2011	2012	2011
Drive-Ins in Operation
Company:
Total at beginning of period	409	445	446	455
Opened	1	3	1	3
Acquired from (sold to) franchisees	—	1	(35)	(5)
Closed (net of re-openings)	(1)	(3)	(3)	(7)

Total at end of period	409	446	409	446

Franchise:
Total at beginning of period	3,141	3,114	3,115	3,117
Opened	17	14	36	40
Acquired from (sold to) the company	—	(1)	35	5
Closed (net of re-openings)	(11)	(12)	(39)	(47)

Total at end of period	3,147	3,115	3,147	3,115

System-wide:
Total at beginning of period	3,550	3,559	3,561	3,572
Opened	18	17	37	43
Closed (net of re-openings)	(12)	(15)	(42)	(54)

Total at end of period	3,556	3,561	3,556	3,561

	Fourth Quarter Ended		Fiscal Year Ended
	August 31,		August 31,
	2012	2011	2012	2011
	($ in thousands)		($ in thousands)
Sales Analysis
Company drive-ins:
Total sales	$110,406	$113,366	$404,443	$410,820
Average drive-in sales	270	255	958	920
Change in same-store sales	4.3%	0.4%	2.8%	1.8%
Franchised drive-ins:
Total sales	$946,330	$921,758	$3,386,218	$3,278,208
Average drive-in sales	301	296	1,081	1,054
Change in same-store sales	2.1%	-0.6%	2.2%	0.4%
System-wide:
Change in total sales	2.1%	0.9%	2.7%	1.9%
Average drive-in sales	$297	$291	$1,066	$1,037
Change in same-store sales	2.3%	-0.5%	2.2%	0.5%

Note: Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.

Unaudited Supplemental Information

	Fourth Quarter Ended		Fiscal Year Ended
	August 31,		August 31,
	2012	2011	2012	2011
Margin Analysis (percentage of Company
Drive-In sales)
Company Drive-Ins:
Food and packaging	27.9%	28.2%	28.1%	28.1%
Payroll and employee benefits	34.6%	35.9%	35.7%	36.4%
Other operating expenses	21.0%	21.6%	22.1%	22.2%

	83.5%	85.7%	85.9%	86.7%

	August 31,	August 31,
	2012	2011
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	52,647	29,509
Current assets	107,151	93,457
Property, equipment and capital leases, net	443,008	464,875
Total assets	680,760	679,742

Current liabilities, including capital lease obligations and long-term debt due within one year	80,516	71,279
Obligations under capital leases due after one year	27,377	30,302
Long-term debt due after one year	466,613	481,835
Total liabilities	621,513	628,046
Stockholders’ equity	59,247	51,696